Exhibit 5.1

O L S H A N	PARK AVENUE TOWER ● 65 EAST 55TH STREET ● NEW YORK, NEW YORK 10022 TELEPHONE: 212.451.2300 ● FACSIMILE: 212.451.2222

January 12, 2015

SG Blocks, Inc.
3 Columbus Circle, 16th Floor
New York, New York  10019

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to SG Blocks, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration of an aggregate of 22,333,329 shares (collectively, the “Shares”),of the Company’s common stock, par value $0.01 per share, pursuant to the terms of and in the manner set forth in the Company’s 2011 Incentive Stock Plan (the “2011 Plan”), 2012 Board Equity Authorization (the “2012 Board Authorization”), the 2013 Board Equity Authorization (the “2013 Board Authorization”) and the Company’s 2014 Incentive Stock Plan ( together with the 2011 Plan, the 2012 Board Authorization and the 2013 Board Authorization, the “Plans”)

This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We advise you that we have examined executed originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the Company’s Amended Restated Certificate of Incorporation, as amended and Amended and Restated Bylaws, corporate proceedings of the Company, and such other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate purposes of the opinion expressed below.

We have assumed for purposes of rendering the opinion set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by the Company are accurate and complete.

On the basis of the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we advise you that in our opinion, the Shares that have been issued are, and the Shares that are issuable will be when issued, assuming such Shares have been or will be (as applicable) issued and paid for pursuant to the terms of and in the manner set forth in the applicable Plan, duly and validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York.  We express no opinion as to the effect of any laws other than the laws of the State of New York, the State of Delaware and the Federal laws of the United States of America, each as in effect on the date hereof.

O L S H A N F R O M E W O L O S K Y L L P	WWW.OLSHANLAW.COM

January 12, 2015

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date.  We assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP